Exhibit 99.1

AudioEye Reports Record First Quarter, Revenue Increases 153% to $1.1 Million, Bookings Accelerate to $2.2 Million

TUCSON, Ariz., April 17, 2018 /PRNewswire/ -- AudioEye, Inc. (OTCQB: AEYE) ("AudioEye" or the "Company"), the leader in cloud-based software-as-a-service (SaaS) digital content accessibility solutions, today announced preliminary revenue and new client cash contract bookings ("cash contract bookings" or "bookings") for its first quarter ending March 31, 2018.

For the first quarter, AudioEye secured record revenue of more than $1.1 million, an increase of 153% from $435,000 in the prior year's first quarter. AudioEye also achieved cash contract bookings in the first quarter of a record $2.2 million, an increase of 29% from $1.7 million in the prior year's first quarter.

Reflecting expectations of further growth through the year, AudioEye expects 2018 annual revenue to be between $6.5 million and $7.5 million and cash contract bookings between $11 million and $12 million.

CEO Todd Bankofier stated, "AudioEye reported another record quarter as both revenue and new cash contract bookings continued to gain momentum. The market is increasingly recognizing digital content accessibility as a fundamental business need, and turning to AudioEye for best-in-class solutions fully compliant with WCAG 2.0 Level AA standards. This trend has us solidly on track to achieve our full year growth outlook.

"Throughout the first quarter, we continued to win numerous high-profile direct accounts, such as leading Italian and U.S.-based luxury retail brands, a high-profile luxury boutique hotel chain, a leading national restaurant and hospitality chain and others across our targeted markets. We also see high user engagement across our customer base and a 99% renewal rate across now more than 600 business and government users that rely on AudioEye to make their sites accessible and compliant.

"Our success also reflects the ongoing rapid acceleration of our partnership sales strategy. With nine partnerships in place during the first quarter, we saw continued success in financial services as well as escalating contribution from our CMS partners in education and municipal government as they roll out AudioEye accessibility solutions to their customer bases. We continue to have a strong pipeline of additional prospective partners to further expand our market reach. Also, in the first quarter we signed agreements with a new partner that extends our market reach extensively into the U.S. automotive retail market and a CMS platform partner focused on boutique luxury hotels.

"We look forward to furthering our growth efforts in direct sales as well as content management system partnerships in the year ahead, as well as executing on our plans for international expansion and technology development that will expand our total addressable market and growth opportunities."

AudioEye believes it is in a unique position to offer clients and partners across a wide range of targeted industries an end-to-end solution that not only efficiently remediates issues of accessibility on existing websites, but also provides enhanced usability for all site visitors and ongoing compliance with worldwide accessibility standards.

"Every day, AudioEye publishes more than one billion remediations on more than one thousand websites," said Mr. Bankofier. "We see the rapid increase in direct clients and accelerating growth through our channel partners as a clear indication that the range of markets we serve are seeking a solution that not only addresses ADA compliance, but also presents a solid business case by helping more users access information and transact through digital tools."

In addition to offering a solution for identifying and resolving issues of web accessibility, AudioEye enhances the user experiences for a much wider audience through the deployment of the Ally Toolbar on client sites. The Ally Toolbar includes considerations for a range of disabilities that can impede individuals' ability to consume digital content. Key features include "Voice" command navigation, a "Player" to read content out loud, a "Reader" function that allows users to control visuals including color contrast and a font for dyslexia, simple page-to-page and inter-page navigation, and an array of other features designed for greater accessibility and usability by site visitors.

AudioEye plans to report full results of the first quarter of 2018 in May.

About AudioEye, Inc.
AudioEye is a technology company serving businesses committed to providing equal access to their digital content. Through patented technology, subject matter expertise and proprietary processes, AudioEye is transforming how the world experiences digital content.

Leading with technology, AudioEye identifies and resolves issues of accessibility and enhances the user experience, making digital content more accessible and more usable for more people.

AudioEye's common stock trades on the OTCQB under the symbol "AEYE." The Company maintains offices in Tucson, Atlanta and Washington D.C. For more information about AudioEye and its online accessibility solutions, please visit https://www.audioeye.com.

Forward-Looking Statements
Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the risk that the Company's revenue or cash contract bookings will not increase as currently expected or at all, the risk that the Company's cash position will not improve or will worsen, the risk that the Company's current capitalization plan will not provide the Company with sufficient cash to address its current or future needs or will otherwise not be successful, the risk that the Company's products will not perform as expected and the risk that the Company's products will not generate significant, or any, revenue or cash contract bookings for the Company. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

For Further information, please contact:
Matt Kreps, Darrow Associates Investor Relations
Email: mkreps@darrowir.com
Phone: (214) 597-8200

Todd Bankofier, AudioEye Chief Executive Officer
Email: tbankofier@AudioEye.com
Phone: (520) 308-6140